Exhibit 5.4

Consent of Expert

We consent to the reference to our Firm under the caption “Interest of Experts” in the Short Form Base Shelf Prospectus, dated May 7, 2025, and any final prospectus supplement that is incorporated by reference into the registration statement on Form-10 (the “Form F-10) of SolarBank Corporation.

/s/ Doane Grant Thornton LLP
Doane Grant Thornton LLP

Vancouver, British Columbia

May 7, 2025